Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Provides Fiscal 2022 First-Quarter Snow Data and Segment Salt Sales

OVERLAND PARK, Kan. (Jan. 6, 2022) - Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, reported today that fiscal 2022 first-quarter winter weather activity in its North American-served market was below both prior-year comparable period levels and the ten-year historic average for the comparable period. Due to its previously announced fiscal year-end change, fiscal 2022 first quarter represents the period from Oct. 1, 2021, through Dec. 31, 2021. Historically, the quarterly period ending Dec. 31 represents approximately 28% of the snow events experienced in North America per winter season.

Eleven representative cities in the company’s primary North American highway deicing service area reported a total of 29 snow events during the fiscal 2022 first quarter versus 45 snow events during the prior-year comparable period and the ten-year average of 41.9 events. While winter weather in the quarter was average in a number of northern served markets including Detroit, Minneapolis and Toronto, the Chicago to Milwaukee corridor experienced a minimal number of snow events, with just two for the entire period.

“The performance of our highway deicing business is dependent on several factors, weather activity being a significant one. Mild weather conditions experienced across a significant portion of our North American markets resulted in salt sales for the fiscal 2022 first quarter lower than our forecast based on average winter weather,” said Kevin S. Crutchfield, president and CEO. “While we cannot control the weather, there is still a substantial portion of the winter season ahead of us and we believe we are well positioned to serve our customers’ needs when and where it matters.”

The company sold approximately 2.8 million tons of highway deicing salt products during the fiscal 2022 first-quarter period versus sales volumes of 2.2 million tons in the prior-year comparable period. This total includes all highway maintenance products sold in the U.S., Canada and the U.K., as well as rock salt sold to the chemical industry. Sales of all salt products totaled approximately 3.4 million tons in the company’s fiscal 2022 first quarter versus 2.8 million tons in the prior-year comparable period.

Snow Events Note: A snow event is defined as any day that snowfall exceeds 1 inch or 2.5 cm of snow. The number of snow events reported may not directly correlate to Compass Minerals’ deicing results due to a variety of factors, including the relative significance to the company of the cities represented and differences in the amount of salt purchased by customers to establish their pre-season stockpiles. The weather data should be used only as an indicator of the year-to-year variations in winter weather conditions in these cities. Compass Minerals draws its weather data from the U.S. National Weather Service and National Centers for Environmental Information and Environment Canada without weighting or other adjustments.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial and agricultural applications. Its plant nutrition business manufactures products that improve the quality and yield of crops, while supporting sustainable agriculture. And its specialty chemical business serves the water treatment industry and other industrial processes. Additionally, the company is pursuing development of a sustainable lithium brine resource to support the North American battery market and is a minority owner of Fortress North America, a next-generation fire retardant company. Compass Minerals operates 15 production and packaging facilities with more than 2,000 employees throughout the U.S., Canada, the U.K. and Brazil. Visit compassminerals.com for more information about the company and its products.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company’s ability to serve customer needs. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (iii) pressure on prices and impact from competitive products, (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives, (v) the risk that the company may not realize the expected financial or other benefits from the proposed development of its lithium mineral resource or its investment in Fortress North America, (vi) the timing and the outcome of the sale process for the company’s South America chemicals business, and (vii) impacts of the COVID-19 pandemic. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Transition Report on Form 10-KT for the transition period ended Sept. 30, 2021 and the company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2021 filed or to be filed with the SEC, as well as the company’s other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Media Contact	Investor Contact
Rick Axthelm	Douglas Kris
Chief Public Affairs and Sustainability Officer	Senior Director of Investor Relations
+1.913.344.9198	+1.917.797.4967
MediaRelations@compassminerals.com	krisd@compassminerals.com